EXHIBIT INDEX

Exhibit No.

99.1                                  Press release dated April 6, 2004

Contact: Susan Hanafee
812-377-0494
317-418-7806 (mobile)

For Immediate Release

Cummins Increases Earnings Guidance

COLUMBUS, Ind., April 6, 2004 -- Cummins Inc. (NYSE:CMI) today announced that it expects to earn more than its original guidance for the first quarter and all of 2004 on the basis of strong engine volumes and a broad recovery in many of the Company's key markets, which more than offset the impact of rising commodity prices.

For the first quarter, the Company expects its earnings to be in the range of $0.65 to $0.75 cents a share versus the prior guidance of $0.40 to $0.50 cents a share. Earnings in the second quarter are expected to be in the range of $1.00 to $1.10 a share. The Company did not previously provide second-quarter guidance.

For the full year 2004, Cummins is increasing its earnings guidance to $4.00 to $4.20 a share, compared to the prior forecast of $3.20 to $3.40 a share.

"With growing demand across all of our markets and our improved cost structure, Cummins is well positioned to deliver strong financial performance in 2004 and beyond," said Tim Solso, Cummins Chairman and Chief Executive Officer.

Solso is expected to tell shareholders at the Company's Annual Shareholders' Meeting today that revenues will grow by approximately 15 percent this year over 2003 because of increased demand across all engine segments, particularly the North American heavy-duty truck market, improved performance in Cummins Power Generation Business and continued strength in key international markets, such as China and India. While revenues are growing, the effect of rapid increases in commodity prices remains uncertain, notably the impact of steel pricing on the Filtration Business.

 Cummins will discuss its first-quarter results in a teleconference at 9 a.m. (EST) and 10 a.m. (New York time) on April 22, 2004. The teleconference will be available through the Company's webcast on www.cummins.com.

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves its customers through more than 680 company-owned and independent distributor locations in 137 countries and territories. Cummins also provides service through a dealer network of more than 5,000 facilities in 197 countries and territories. With more than 24,000 employees worldwide, Cummins reported sales of $6.3 billion in 2003. Press releases can be found by accessing the Cummins home page at www.cummins.com.

Information provided and statements in this release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes beliefs and intentions on strategies regarding the future. It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.